Exhibit 99.2

STATEMENT ON USES AND USEFULNESS OF NON-GAAP FINANCIAL MEASURES

Exhibit 99.1 to this Report on Form 8-K (the "Investor Guide") contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. Pursuant to the requirements of Regulation G, Entergy has provided quantitative reconciliations within the Investor Guide and the presentation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Certain non-GAAP measures in the Investor Guide differ from GAAP only in that the figure or ratio states or includes operational earnings per share. Operational earnings per share is presented for each of Entergy's major business segments as well as on a consolidated basis. Operational earnings per share is not calculated in accordance with GAAP because it excludes the impact of "special items". Special items reflect the impact on earnings of events that are less routine, are related to prior periods, or are related to discontinued businesses. In addition, other financial measures including return on invested capital (ROIC), return on equity (ROE), and net margin are included on both an operational and as reported basis. In each case, the metrics defined as "operational" exclude the impact of special items as defined above. Management believes financial metrics calculated using operational earnings provides useful information to investors in evaluating the ongoing results of Entergy's businesses and assists investors in comparing the company's operating performance to the operating performance of others in the energy sector. Entergy management frequently references these non-GAAP financial measures in its decision-making, using them to facilitate historical and ongoing performance comparisons as well as comparisons to the performance of peer companies.

Other non-GAAP measures, total gross liquidity and net debt/net capital ratio, are measures Entergy uses internally for management and board discussions, and cash budgeting and performance monitoring activities to gauge the overall strength of its business. Entergy believes the above data provides useful information to investors in evaluating Entergy's ongoing financial flexibility, and assists investors in comparing the company's cash availability to the cash availability of others in the energy sector.

The non-GAAP information presented in the Investor Guide contains the material limitation of failing to consider significant non-operational items that impacted earnings as calculated in accordance with GAAP and certain items that impact cash flow as calculated in accordance with GAAP, and therefore does not give a complete picture of the results of operations or cash available to the business, each as calculated in accordance with GAAP. Management compensates for this limitation by presenting its results of operation and financial condition using both the GAAP and non-GAAP measures provided in the Investor Guide. Investors and other readers should consider these non-GAAP measures in addition to, and not as a substitute for, or superior to, as reported earnings per share and net cash flow from operations, as prepared in accordance with GAAP.